Exhibit 10.2

FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.

In the Matter of UNITED BANK OF PHILADELPHIA PHILADELPHIA, PENNSYLVANIA (INSURED STATE NONMEMBER BANK)	) ) ) ) ) ) ) )	CONSENT ORDER FDIC-11-695b

The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for United Bank of Philadelphia, Philadelphia, Pennsylvania (“Bank”), under section 3(q) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1813(q).

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER (“CONSENT AGREEMENT”), dated January 31, 2012, that is accepted by the FDIC.  With the CONSENT AGREEMENT, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices relating to, among other things, its management and Board oversight, earnings, strategic planning and budgeting, capital, asset quality, sensitivity to interest rate risk, and liquidity, to the issuance of this Consent Order (“ORDER”) by the FDIC.

Having determined that the requirements for issuance of an order under section 8(b) of the Act, 12 U.S.C. § 1818(b) have been satisfied, the FDIC hereby orders that:

BOARD PARTICIPATION

1.           (a)            The Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank's activities, consistent with the role and expertise commonly expected for directors of banks of comparable size.

(b)          This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged off, and recovered loans; investment activity; liquidity levels and funds management; adoption or modification of operating policies; individual committee reports; audit reports; internal control reviews including management’s responses; reconciliation of general ledger accounts; and compliance with this ORDER.  Board minutes shall be specific and detailed and document these reviews and approvals, including the names of any dissenting directors.

(c)           The Bank shall notify the Regional Director of the FDIC’s New York Regional Office (“Regional Director”) and the Director of the Bureau of Commercial Institutions of the Commonwealth of Pennsylvania Department of Banking (“Department of Banking”) in writing of any additions, resignations, or terminations of any members of its Board or any of its "senior executive officers" (as that term is defined in section 303.101(b) of the FDIC’s Rules and Regulations, 12 C.F.R. § 303.101(b)), within 10 days of the event.  Any notification required by this subparagraph shall include a description of the background(s) and experience of any proposed replacement personnel, and must be received at least 30 days prior to the individual(s) assuming the new position(s).  The Bank shall also establish procedures to ensure compliance with section 32 of the Act, 12 U.S.C. § 1831i, and Subpart F of Part 303 of the FDIC's Rules and Regulations, 12 C.F.R. Part 303.

MANAGEMENT

2.           (a)            The Bank shall have and retain qualified management.  At a minimum, such management shall include: a chief executive officer with proven ability in managing a bank of comparable size and complexity, and experience in upgrading a low quality loan portfolio; a senior lending officer with an appropriate level of lending, collection, and loan supervision experience for the type and quality of the Bank's loan portfolio; and a chief financial officer with demonstrated ability in all financial areas including, but not limited to, accounting, regulatory reporting, budgeting and planning, management of the investment function, liquidity management, and interest rate risk management.  The Board shall provide the necessary written authority to management to implement the provisions of this ORDER.

(b)            The qualifications of management shall be assessed on its ability to:

(i)             comply with the requirements of this ORDER;

(ii)           operate the Bank in a safe and sound manner;

(iii)          comply with applicable laws, rules, and regulations; and

(iv)          restore all aspects of the Bank to a safe and sound condition, including management effectiveness, earnings, capital adequacy, asset quality, sensitivity to interest rate risk, and liquidity.

(c)            Within 75 days from the effective date of this ORDER, the Bank shall retain a bank consultant who is acceptable to the Regional Director and the Department of Banking and who will develop a written analysis and assessment of the Bank's management needs ("Management Report") for the purpose of providing qualified management for the Bank.

(d)            The Management Report shall be developed within 135 days from the effective date of this ORDER and shall include, at a minimum:

(i)           identification of both the type and number of officer positions needed to properly manage and supervise the affairs of the Bank;

(ii)          identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;

(iii)         evaluation of all Bank officers and staff members to determine whether these individuals possess the ability, experience, and other qualifications required to perform present and anticipated duties, including adherence to the Bank's established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition;

(iv)         evaluation of all Bank officers' compensation, including salaries, director fees, and other benefits; and

(v)          a plan to recruit and hire any additional or replacement personnel with the requisite ability, experience, and other qualifications to fill those officer or staff member positions identified in the Management Report.

(e)           Within 60 days from the effective date of this ORDER, the Bank shall provide the Regional Director and the Department of Banking with a copy of the proposed engagement letter or contract with the third party for non-objection or comment before it is executed.

(f)            The contract or engagement letter shall include, at a minimum:

(i)            a description of the work to be performed under the contract or engagement letter, the fees for each significant element of the engagement, and the aggregate fee;

(ii)           the responsibilities of the firm or individual;

(iii)          identification of the professional standards covering the work to be performed;

(iv)          identification of the specific procedures to be used when carrying out the work to be performed;

(v)            the qualifications of the employee(s) who are to perform the work;

(vi)           the time frame for completion of the work;

(vii)         any restrictions on the use of the reported findings;

(viii)        a provision for unrestricted examiner access to work papers; and

(ix)           a certification that the firm or individual is not affiliated in any manner with the Bank.

(g)            Within 45 days from receipt of the Management Report, the Bank shall formulate a written plan ("Management Plan") that incorporates the findings of the Management Report, a plan of action in response to each recommendation contained in the Management Report, and a time frame for completing each action.

(h)            At a minimum, the Management Plan shall:

(i)            contain a recitation of the recommendations included in the Management Report, a plan of action to respond to each recommendation, and a time frame for completing each action;

(ii)            include provisions to implement necessary training and development for all employees;

(iii)           establish procedures to periodically review and update the Management Plan, as well as periodically review and assess the performance of each officer and staff member; and

(iv)           contain a current management succession plan.

(i)            The Management Plan shall be submitted to the Regional Director and the Department of Banking for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director and the Department of Banking, and after incorporation and adoption of all comments, the Board shall approve the Management Plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Management Plan.

PROFIT AND BUDGET PLAN

3.           (a)            Within 60 days from the effective date of this ORDER, and within the first 30 days of each calendar year thereafter, the Bank shall formulate and submit for review as described in subparagraph (c), a written profit and budget plan ("Profit Plan") consisting of goals and strategies, consistent with sound banking practices, and taking into account the Bank's other written plans, policies, or other actions as required by this ORDER.

(b)            The Profit Plan shall include, at a minimum:

(i)            a description of the operating assumptions that form the basis for, and adequately support, material projected revenue and expense components;

(ii)           specific goals to maintain appropriate provisions to the ALLL;

(iii)          realistic and comprehensive budgets for all categories of income and expense, including but not limited to the carrying costs associated with Other Real Estate Owned (“OREO”) and nonaccrual loans as well as personnel and occupancy expenses;

(iv)         an executive compensation plan, addressing any and all salaries, bonuses, and other benefits of every kind or nature whatsoever, both current and deferred, whether paid directly or indirectly, which plan incorporates qualitative as well as profitability performance standards for the Bank's senior executive officers;

(v)          a budget review process to monitor the revenue and expenses of the Bank, whereby actual performance is compared against budgetary projections not less than quarterly; and

(vi)         recording the results of the budget review, and any actions taken by the Bank as a result of the budget review, in the Board minutes.

(c)            The Profit Plan shall be submitted to the Regional Director and the Department of Banking for non-objection or comment.  Within 30 days from receipt of non-objection or any comments from the Regional Director and the Department of Banking, and after incorporation and adoption of all comments, the Board shall approve the Profit Plan, which approval shall be recorded in the minutes of the Board meeting.  Thereafter, the Bank shall implement and fully comply with the Profit Plan.

(d)          Within 30 days following the end of each calendar quarter following completion of the Profit Plan required by this paragraph, the Board shall evaluate the Bank's actual performance in relation to the Profit Plan, record the results of the evaluation, and note any actions taken by the Bank in the minutes of the Boards' meeting at which such evaluation is undertaken.

STRATEGIC PLAN

4.           (a)            Within 60 days from the effective date of this ORDER, the Bank shall develop and submit for review as required by subparagraph (c), a written strategic plan ("Strategic Plan") supported by an operating budget and consisting of goals and strategies, consistent with sound banking practices, and taking into account the Bank's other written plans, policies, or other actions as required by this ORDER.  The Strategic Plan shall contain an assessment of the Bank's current financial condition and market area, and a description of the operating assumptions that form the basis for major projected income and expense components.

(b)            The Strategic Plan shall include, at a minimum:

(i)             identification of the major areas in and means by which the Bank will seek to improve operating performance;

(ii)            specific goals to improve the net interest margin, increase interest income, and reduce discretionary expenses;

(iii)          financial goals, including pro forma statements for asset growth, capital adequacy, and earnings; and

(iv)          coordination of the Bank's loan, investment, funds management, and operating policies, profit and budget plan, and ALLL methodology, with the Strategic Plan.

(c)            The Strategic Plan shall be submitted to the Regional Director and the Department of Banking for non-objection or comment.  Within 30 days from receipt of non-objection or any comments from the Regional Director and the Department of Banking,   and after incorporation and adoption of all comments, the Board shall approve the Strategic Plan, which approval shall be recorded in the minutes of the Board meeting.  Thereafter, the Bank shall implement and fully comply with the Strategic Plan.

(d)            The Strategic Plan required by this ORDER shall be revised 30 days prior to the end of each calendar year, and approved by the Board, which approval shall be recorded in the minutes of the Board meeting.  Thereafter, the Bank shall implement and adhere to the revised Strategic Plan.

CAPITAL

5.             (a)     Within 60 days from the effective date of this ORDER, the Board shall develop a written capital plan ("Capital Plan"), subject to review and approval of the Regional Director and the Department of Banking, as described in subparagraph (c), that details the manner in which the Bank will meet and maintain a Leverage Ratio of at least 8.50% and a Total Risk-Based Capital Ratio of at least 12.50% (as such terms are defined in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325).  At a minimum, the Capital Plan shall include specific benchmark Leverage Ratios and Total Risk-Based Capital Ratios to be met at each calendar quarter end, until the required capital levels are achieved.  The Bank shall comply with the FDIC's Statement of Policy on Risk-Based Capital, found in Appendix A to Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325, App. A.

(b)       In the event any required capital ratio falls below the minimum quarter-end benchmark capital ratios required by the approved Capital Plan, the Bank shall immediately notify the Regional Director and the Department of Banking, and within 60 days shall either:

(i)          increase capital in an amount sufficient to comply with the quarter-end benchmark capital ratios as set forth in the approved Capital Plan; or

(ii)         submit to the Regional Director and the Department of Banking a contingency plan for the sale, merger, or liquidation of the Bank in the event the primary sources of capital are not available.

     (c)      The Capital Plan shall be submitted to the Regional Director and the Department of Banking for non-objection or comment.  Within 30 days from receipt of non-objection or any comments from the Regional Director and the Department of Banking, and after incorporation and adoption of all comments, the Board shall approve the Capital Plan, which approval shall be recorded in the minutes of the Board meeting.  Thereafter, the Bank shall implement and fully comply with the Capital Plan.

 (d)      The Board shall review the Bank's adherence to the Capital Plan, at a minimum, on a monthly basis.  Copies of the reviews and updates shall be submitted to the Regional Director and the Department of Banking as part of the Progress Reports required by this ORDER, and any material changes to the Capital Plan shall be submitted to the Regional Director and the Department of Banking no later than 10 days after completion.

CLASSIFIED ASSETS REDUCTION

6.           (a)            Within 60 days from the effective date of this ORDER, the Bank shall formulate and submit for review as described in subparagraph (c), a written plan ("Classified Asset Plan") to reduce the Bank's risk position in each asset or loan relationship (or related other real estate owned properties) in excess of $100,000 which is classified "Substandard" or "Doubtful" in the current Report of Examination.  For purposes of this provision, "reduce" means to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification by the Regional Director and the Department of Banking.

(b)            The Classified Asset Plan shall include, at a minimum, the following:

(i)            an action plan to review, analyze and document the current financial condition of each classified borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank's collateral position;

(ii)            a specific action plan to reduce delinquencies and classified items to 60% of Tier 1 Capital plus the ALLL, and 40% of Tier 1 Capital plus the ALLL, within 6 months and 12 months, respectively, from the effective date of this ORDER;

(iii)           a schedule showing, on a quarterly basis, the expected consolidated balance of all adversely classified items, and the ratio of the consolidated balance to the Bank's projected Tier 1 Capital plus the ALLL;

(iv)           specific action plans intended to reduce the Bank's risk exposure in each classified item;

(v)            delineate areas of responsibility for loan officers; and

(vi)           provide for the submission of monthly written progress reports to the Board for review and notation in minutes of the Board meetings.

(vii)          The Classified Asset Plan shall be submitted to the Regional Director and the Department of Banking for non-objection or comment.  Within 30 days from receipt of    non-objection or any comments from the Regional Director and the Department of Banking,   and after incorporation and adoption of all comments, the Board shall approve the Classified Asset Plan, which approval shall be recorded in the minutes of the Board meeting.  Thereafter, the Bank shall implement and fully comply with the Classified Asset Plan.

(c)            The Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who is already obligated in any manner to the Bank on any extensions of credit (including any portion thereof) that has been charged off the books of the Bank or classified "Loss" in the current or any future Report of Examination or visitation findings, so long as such credit remains uncollected.

(d)            The Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower whose loan or other credit has been classified "Substandard" or "Doubtful", or is listed for "Special Mention", in the current or any future Report of Examination, and is uncollected, unless the Board, or a designated committee thereof, provides, in writing, a detailed explanation of why the extension is in the best interest of the Bank.  Prior to extending additional credit pursuant to this paragraph, whether in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by the Board or a designated committee who shall determine that:

(i)            the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank, with a written explanation of why the failure to extend such credit would be detrimental;

(ii)           the extension of such credit would improve the Bank's position, with a written explanatory statement of how and why the Bank's position would improve; and

(iii)          an appropriate workout plan has been developed, and will be implemented, in conjunction with the additional credit to be extended.

(e)          The Board's determinations and approval shall be recorded in the minutes of the Board meeting, or designated committee, and copies shall be submitted to the Regional Director and the Department of Banking at such times as the Bank submits the Progress Reports required by this ORDER, or sooner upon the written request of the Regional Director or the Department of Banking.

LOSS CHARGE-OFF

7.           (a)            The Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "Loss" by the FDIC or the Department of Banking in the current Report of Examination that have not been previously collected or charged off.  Elimination or reduction of such assets with the proceeds of other Bank extensions of credit shall not be considered "collection" for purposes of this paragraph.  Thereafter, within 15 days after the receipt of any Report of Examination or visitation findings of the Bank from the FDIC or the Department of Banking, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "Loss" in any Report of Examination or visitation findings that have not been previously collected or charged off.

LOAN POLICY

8.           (a)            Within 60 days from the effective date of this ORDER, the Bank shall revise its Loan Policy to establish review and monitoring procedures that ensure that all lending personnel adhere to the Loan Policy and that all credit administration and underwriting deficiencies identified in the current Report of Examination are addressed.  The revisions to the Loan Policy and related written procedures shall be submitted for review as described in subparagraph (c).

(b)            The revised Loan Policy shall ensure, at minimum, the following:

(i)            all extensions of credit originated, renewed, or modified by the Bank, including loans purchased from a third party (loan participations):

a.              have a clearly defined and stated purpose;

b.              have a predetermined and realistic repayment source and schedule, including secondary source of repayment;

c.              are supported by complete loan documentation, including lien searches, perfected security interests, and collateral valuations; and

d.              are supported by current financial information, profit and loss statements or copies of tax returns, and cash flow projections, which shall be maintained throughout the term of the loan, and are otherwise in conformance with the Loan Policy; and

(ii)            review and monitoring procedures comply with the FDIC's appraisal regulation, 12 C.F.R. Part 323, and the Interagency Appraisal and Evaluation Guidelines.

(c)            The revised Loan Policy and related written procedures shall be submitted to the Regional Director and the Department of Banking for non-objection or comment.  Within 30 days from receipt of non-objection or comments from the Regional Director and the Department of Banking, and after incorporation and adoption of all comments, the Board shall approve the Loan Policy, which approval shall be recorded in the minutes of the Board meeting.  Thereafter, the Bank shall implement and fully comply with the revised Loan Policy.

ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)

9.           (a)            Within 60 days from the effective date of this ORDER, the Bank shall develop and submit for review as described in subparagraph (d), a comprehensive policy and methodology for determining the ALLL ("ALLL Policy").  The ALLL Policy shall provide for a review of the ALLL at least once each calendar quarter, and the results be properly reported in the quarterly Consolidated Reports of Condition and Income (“Call Report”).  Such reviews shall, at a minimum, be made in accordance with:

(i)            Financial Accounting Standards Board ("FASB") Accounting Standards Codification (“ASC”) Subtopic 450-20 and Topic 310 (formerly FASB Statements Numbers 5 and 114, respectively), effective after September 15, 2009;

(ii)            the Federal Financial Institutions Examination Council’s (“FFIEC”) Instructions for the Call Report;

(iii)            the Interagency Statement of Policy on the Allowance for Loan and Lease Losses (FIL-105-206, issued December 13, 2006);

(iv)           other applicable regulatory guidance that addresses the appropriateness of the Bank's ALLL; and

(v)            any analysis of the Bank's ALLL provided by the FDIC and the Department of Banking.

(b)            Such reviews shall include, at a minimum:

(i)            the Bank's loan loss experience;

(ii)           an estimate of the potential loss exposure in the portfolio; and

(iii)          trends of delinquent and non-accrual loans, and prevailing and prospective economic conditions.

(c)            The minutes of the Board meetings at which such reviews are undertaken shall include complete details of the reviews and the resulting recommended adjustment in the ALLL.  The Board shall document in the minutes the basis for any determination not to require provisions for loan losses in accordance with subparagraphs (a) and (b).

(d)            The ALLL Policy shall be submitted to the Regional Director and the Department of Banking for non-objection or comment.  Within 30 days from receipt of non-objection or any comments from the Regional Director and the Department of Banking,   and after incorporation and adoption of all comments, the Board shall approve the ALLL Policy, which approval shall be recorded in the minutes of the Board meeting.  Thereafter, the Bank shall implement and fully comply with the ALLL Policy.

(e)            A deficiency in the ALLL shall be remedied in the calendar quarter in which it is discovered by a charge to current operating earnings prior to any Tier 1 Capital determinations required by this ORDER and prior to the Bank's submission of its Call Report.  The Bank shall thereafter maintain an appropriate ALLL.

(f)            The analysis supporting the determination of the adequacy of the ALLL shall be submitted to the Regional Director and the Department of Banking.  These submissions shall be made at such times as the Bank files the progress reports required by this ORDER, or sooner upon the written request of the Regional Director or the Department of Banking.  In the event that the Regional Director or the Department of Banking determines that the Bank's ALLL is inadequate, the Bank shall increase its ALLL and amend its Call Reports accordingly.

INTEREST RATE RISK

10.           (a)            Within 60 days from the effective date of this ORDER, the Bank shall develop and submit for review as described in subparagraph (c), an interest rate risk policy and procedures ("IRR Policy") that shall include, at a minimum:

(i)            measures designed to control the nature and amount of interest rate risk the Bank takes, including those that specify risk limits, and define lines of responsibility and authority for managing risk;

(ii)            a system for identifying and measuring interest rate risk;

(iii)           a system for monitoring and reporting risk exposures; and

(iv)           a system of internal controls, review, and audit to ensure the integrity of the overall risk management process.

(b)            The IRR Policy shall address the exceptions noted in the current Report of Examination, comply with the Federal Financial Institutions Examination Council's ("FFIEC’s") Advisory on Interest Rate Risk Management (FIL-2-2010, issued January 20, 2010), the FFIEC's Supervisory Policy Statement on Investment Securities and End-User Derivative Activities, and the Joint Agency Policy Statement on Interest Rate Risk (FIL-52-96, issued July 12, 1996).

(c)            The IRR Policy shall be submitted to the Regional Director and the Department of Banking for non-objection or comment.  Within 30 days from receipt of non-objection or any comments from the Regional Director and the Department of Banking, and after incorporation and adoption of all comments, the Board shall approve the IRR Policy, which approval shall be recorded in the minutes of the Board meeting.  Thereafter, the Bank shall implement and fully comply with the IRR Policy.

LIQUIDITY AND FUNDS MANAGEMENT

11.          (a)            Within 60 days from the effective date of this ORDER, the Bank shall revise its liquidity and funds management policy to strengthen the Bank's funds management procedures and maintain adequate provisions to meet the Bank's liquidity needs ("Liquidity and Funds Management Policy").  The policy shall be submitted for review as described in subparagraph (c).

(b)            The Liquidity and Funds Management Policy shall include, at a minimum, provisions that:

(i)            provide a statement of the Bank's long-term and short-term liquidity needs and plans for ensuring that such needs are met;

(ii)           provide for a periodic review of the Bank's deposit structure, including the volume and trend of total deposits and the volume and trend of the various types of deposits offered;

(iii)          establish sufficient back-up lines of credit that would allow the Bank to borrow funds to meet depositor demands if the Bank's other provisions for liquidity proved to be inadequate;

(iv)         require categories of investments that can be liquidated within one day in amounts sufficient (as a percentage of the Bank's total assets) to ensure the maintenance of the Bank's liquidity posture at a level consistent with short- and long-term liquidity objectives;

(v)          establish contingency plans by identifying alternative courses of action designed to meet the Bank's liquidity needs; and

(vi)         comply with the guidance set forth in Liquidity Risk Management (FIL-84-2008, issued August 26, 2008).

(c)            The Liquidity and Funds Management Policy shall be submitted to the Regional Director and the Department of Banking for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director or the Department of Banking, and after incorporation and adoption of all comments, the Board shall approve the Liquidity and Funds Management Policy, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Liquidity and Funds Management Policy.

(d)            The Bank shall review annually its Liquidity and Funds Management Policy for adequacy and, based upon such review, shall make necessary revisions to the policy.

BROKERED DEPOSITS

12.           (a)            The Bank shall not accept, renew, or rollover any brokered deposit, as defined by section 337.6(a)(2) of the FDIC's Rules and Regulations, 12 C.F.R. § 337.6(a)(2), unless it is in compliance with the requirements of 12 C.F.R. § 337.6(b), governing solicitation and acceptance of brokered deposits by insured depository institutions.

(b)            The Bank shall comply with the restrictions on the effective yields on deposits described in section 337.6 of the FDIC's Rules and Regulations, 12 C.F.R. § 337.6.

DIVIDEND RESTRICTION

13.           The Bank shall not declare or pay any dividend without the prior written consent of the Regional Director and the Department of Banking.

OVERSIGHT COMMITTEE

14.          (a)            Within 15 days from the effective date of this ORDER, the Board shall establish a subcommittee of the Board ("Oversight Committee"), a majority of the members of which are not now, and have never been, involved in the daily operations of the Bank, with the responsibility of ensuring compliance with the provisions of this ORDER.

(b)            The Oversight Committee shall monitor compliance with this ORDER, and submit a written report monthly to the entire Board.  A copy of the written report, and any discussion related to the written report or this ORDER, shall be part of the minutes of the Board meeting.  Copies of the monthly written report shall be submitted to the Regional Director and the Department of Banking as part of the Progress Reports required by this ORDER.  Nothing contained herein shall diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

PROGRESS REPORTS

15.           Within 45 days from the end of each calendar quarter following the effective date of this ORDER, the Bank shall furnish to the Regional Director and the Department of Banking written Progress Reports detailing the form, manner, and results of any actions taken to secure compliance with this ORDER.  All Progress Reports and other written responses to this ORDER shall be reviewed by the Board, and made a part of the Board minutes.

SHAREHOLDER DISCLOSURE

16.           Within 30 days from the effective date of this ORDER, the Bank shall send a copy of this ORDER, or otherwise furnish a description of this ORDER, to its parent holding company.  The description shall fully describe the ORDER in all material respects.

The provisions of this ORDER shall not bar, estop, or otherwise prevent the FDIC or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties.

This ORDER shall be effective on the date of issuance.

The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

The provisions of this ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the FDIC.

Issued Pursuant to Delegated Authority

Dated: January 31, 2012

By:

/s/ John F. Vogel
John F. Vogel
Deputy Regional Director
New York Regional Office
Federal Deposit Insurance Corporation